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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Jacobs Engineering Group Inc. for the registration of 3,371 shares of its common stock and to the incorporation by reference therein of our report dated July 29, 1994, with respect to the combined financial statements of the business to be acquired from CRSS Services, Inc. as of June 30, 1994 included in Jacobs Engineering Group Inc.'s Current Report on Form 8-K/A dated October 6, 1994 filed with the Securities and Exchange Commission.

                         ERNST & YOUNG LLP




Houston, Texas
November 11, 1994

                                                     EXHIBIT 23.2